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U.S. BANCORP ELECTS RICHARD DAVIS AS CHAIRMAN
AND ANNOUNCES COMMON STOCK DIVIDEND INCREASE

MINNEAPOLIS (Dec. 11, 2007) – U.S. Bancorp’s (NYSE: USB) board of directors announced today that Richard K. Davis has been elected as chairman, replacing the retiring Jerry A. Grundhofer. Davis, 49, who will continue as president and chief executive officer of U.S. Bancorp, officially assumes today the additional responsibilities of chairman of the board.

Davis, who has more than 31 years of experience in the banking industry, succeeded Grundhofer as chief executive officer of U.S. Bancorp on December 12, 2006. Davis has been president of U.S. Bancorp since October 2004, and has held a variety of senior management positions since joining the company in 1993, including head of consumer and commercial banking from 2003 to 2004, and head of consumer banking from 1993 to 2003. Prior to joining U.S. Bancorp, Davis was executive vice president of Bank of America and of Security Pacific. He earned a bachelor’s degree in economics from California State University Fullerton.

Grundhofer, 63, retired today from the board of directors of U.S. Bancorp, and will now assume the title of chairman emeritus.

U.S. Bancorp’s board of directors also today approved a 6.25 percent increase in the dividend rate on U.S. Bancorp common stock to $1.70 on an annualized basis, or $0.425 on a quarterly basis. The board declared a quarterly common stock dividend of $0.425 per common share payable on January 15, 2008, to shareholders of record at the close of business on December 31, 2007.

U.S. Bancorp, through its predecessor companies, has increased its annual common share dividend rate in each of the past 36 years and will have paid a dividend for 145 consecutive years as of January 15, 2008. Prior to this announced increase, U.S. Bancorp’s dividend on an annualized basis was $1.60, or $0.40 on a quarterly basis.

The board of directors has also declared a regular quarterly dividend of $373.27 per share (equivalent to $0.37327 per depositary share) on U.S. Bancorp’s Series B Non-Cumulative Perpetual Preferred Stock, payable January 15, 2008, to stockholders of record at the close of business on December 31, 2007.

U.S. Bancorp, with $228 billion in assets, is the parent company of U.S. Bank, the 6th largest commercial bank in the United States. The company operates 2,512 banking offices and 4,870 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at www.usbank.com.

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